Exhibit 4.8

Assessor’s Parcel No. 021-241-08

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO: Troutman Sanders LLP P.O. Box 1122 Richmond, Virginia 23218 Attn: Christopher E. Vinyard
Space above for Recorder’s Use

Title of Document: MODIFICATION TO DEED OF TRUST

Please complete Affirmation Statement below:

I, the undersigned, hereby affirm that the attached document, including any exhibits, hereby submitted for recording does not contain the personal information (as defined in NRS 603A.040) of any person or persons. (Per NRS 239B.030)

BRANCH BANKING AND TRUST COMPANY,
as Administrative Agent and Collateral Agent

By:	/s/ Matthew W. Rush
Name:	Matthew W. Rush
Title:	Senior Vice President

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MODIFICATION TO DEED OF TRUST

THIS MODIFICATION TO DEED OF TRUST (this “Modification”) was executed on the dates set forth on the signature page hereto and is dated and effective as of the 20 day of November, 2014, by and among TREX COMPANY, INC., a Delaware corporation whose address is 160 Exeter Drive, Winchester, Virginia 22603, Attn: Chief Financial Officer (the “Grantor”), as grantor, the first party; and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“BB&T”) whose address is Branch Banking and Trust Company, 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: Matthew W. Rush, in its capacity as Administrative Agent under the Second Amended and Restated Credit Agreement referenced below, and acting as agent for itself and the other Secured Parties (as hereinafter defined) (in such capacities, together with its successors and assigns, including any successor Administrative Agent under the Second Amended and Restated Credit Agreement referenced below, the “Administrative Agent” or the “Collateral Agent”), as beneficiary, the second party. FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation whose address is 2490 Paseo Verde Parkway, Suite 100, Henderson, NV 89074, as trustee (the “Trustee”), is a party hereto as grantee, the third party.

W I T N E S S E T  H:

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Second Amended and Restated Credit Agreement of even date herewith (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Second Amended and Restated Credit Agreement”), among the Grantor, the lenders from time to time party thereto (collectively, the “Lenders”), BB&T, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, and BB&T Capital Markets, as Lead Arranger.

The Grantor, the Trustee and BB&T are parties to a Deed of Trust dated as of January 6, 2012, recorded on January 9, 2012, in the Official Records of Lyon County, Nevada, as Document No. 486083 (the “Deed of Trust”), pursuant to which the Grantor granted to the Trustee for the benefit of the Administrative Agent a lien on the Property (as defined in the Deed of Trust).

In connection with the Second Amended and Restated Credit Agreement, the Lenders have required that the Grantor enter into this Modification to amend certain terms of the Deed of Trust.

Accordingly, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and the Collateral Agent hereby agree as follows:

1. Definitions; References.

(a) The term “Secured Parties” as used herein and in the Deed of Trust shall mean, collectively: (1) the Administrative Agent (including in its capacity as Collateral Agent), (2) each Lender (including in such Lender’s capacity as a Hedge Counterparty or as a provider of Bank Products or Cash Management Services, as applicable), (3) each Affiliate of a Lender in

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such Affiliate’s capacity as a Hedge Counterparty or as a provider of Bank Products or Cash Management Services, as applicable, (4) the Swing Line Lender, (5) the Letter of Credit Issuer, and (6) the respective successors and assigns of each of the foregoing.

(b) All references to the “Credit Agreement” in the Deed of Trust are amended to be references to the Second Amended and Restated Credit Agreement, as such Second Amended and Restated Credit Agreement may hereafter be amended, restated, extended, supplemented, or otherwise modified from time to time.

(c) The term “Secured Obligations” shall include all of the following indebtedness, liabilities, obligations, covenants, duties and conditions:

(A) (i) the payment and performance of all indebtedness, liabilities and obligations of the Loan Parties, or any of them, to the Secured Parties arising under the Credit Agreement, the other Loan Documents or in connection with any Bank Products, Cash Management Services or Hedging Agreements, including without limitation all Obligations and all Additional Secured Obligations and all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the indebtedness represented by the Notes, and all future advances and readvances made thereunder;

(ii) all other amounts now or hereafter payable by the Loan Parties and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Loan Parties pursuant to the Obligations or the Additional Secured Obligations;

(iii) all renewals, modifications, consolidations or extensions of or to each of the obligations described in clauses (a)(i) and (ii) above; and

(iv) all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Administrative Agent for taxes and/or insurance relating to, or maintenance or preservation of, the Property and any other collateral securing the Obligations and the Additional Secured Obligations or incurred by the Administrative Agent in the collection or enforcement of the Obligations and the Additional Secured Obligations, including, without limitation, any such collection or enforcement of the Obligations and the Additional Secured Obligations owing to the Administrative Agent by any action or participation in, or in connection with, a case or proceeding under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code or any successor statute; and

(B) the performance of, and compliance with, all of the covenants, duties, obligations and conditions of the Grantor contained in the Deed of Trust.

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2. Confirmation of Existing Terms of Trust. In all other respects the Deed of Trust shall remain unaffected, unchanged and unimpaired, and the Grantor ratifies and reaffirms its indebtedness, duties and obligations thereunder. The execution and delivery of this Modification shall not constitute a novation of the indebtedness secured by the Deed of Trust. In confirmation of the foregoing, the Grantor does hereby re-grant and re-convey, unto the Trustee, in accordance with the terms and conditions set forth in the Deed of Trust, all right, title and interest of the Grantor in and to the Property, in trust to secure to the Collateral Agent, for the ratable benefit of the Secured Parties, the payment and performance of the Secured Obligations, all as modified hereby.

3. Successors and Assigns. This Modification shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

4. Counterparts. This Modification may be executed in two or more counterparts which, when taken together, shall constitute but one and the same document.

[Signatures begin on following page]

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IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Modification to be duly executed by their duly authorized officers, under seal, all as of the day and year first above written.

GRANTOR:

TREX COMPANY, INC.,
a Delaware corporation

By:	/s/ James E. Cline	(Seal)
Name:	James E. Cline
Title:	Senior Vice President and
Chief Financial Officer

STATE/COMMONWEALTH OF Virginia	)
) to-wit:
CITY/COUNTY OF Frederick	)

The foregoing instrument was acknowledged before me this 18 day of November, 2014, by James E. Cline, who is Senior Vice President and Chief Financial Officer of TREX COMPANY, INC., a Delaware corporation, on behalf of the corporation.

Gloria E. Breeden
Notary Public

My Commission Expires: 05/31/2016
Registration Number: 342749

[SEAL]

[Signatures continue on following page]

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[Signatures continued from previous page]

AGENT:
BRANCH BANKING AND TRUST COMPANY,
as Administrative Agent and Collateral Agent

By:	/s/ Matthew W. Rush	(Seal)
Name:	Matthew W. Rush
Title:	Senior Vice President

STATE/COMMONWEALTH OF North Carolina	)
) to-wit:
CITY/COUNTY OF Mecklenburg	)

The foregoing instrument was acknowledged before me this 17 day of November, 2014, by Matthew W. Rush, who is a Senior Vice President of BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as Administrative Agent and Collateral Agent, on behalf of the bank, as Administrative Agent.

E. Carter
Notary Public

My Commission Expires:	11/6/16

Registration Number:

[SEAL]

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